Exhibit 10.16

ITC HOLDINGS CORP.
EXECUTIVE GROUP SPECIAL BONUS

PLAN

JUNE 15, 2005

ARTICLE I

INTRODUCTION

The Plan is established effective as of June 15, 2005 by ITC Holdings Corp. for the purpose of providing special bonuses to executives of ITC Holding Corp. and its Subsidiaries.

ARTICLE II

DEFINITIONS

The following capitalized terms used in the Plan have the respective meanings set forth in this Article II:

2.1.                              “Affiliate” shall mean with respect to any Person, any entity directly or indirectly controlling, controlled by or under common control with such Person.

2.2.                              “Beneficiary” shall mean such person or legal entity as may be designated by a Participant under Section 5.5 to receive benefits hereunder after such Participant’s death or Permanent Disability.

2.3.                              “Board” shall mean the board of directors of the Company (or any successor entity thereto).

2.4.                              “Change in Control” means, and occurs on,: (i) the date that any one Person, or more than one Person acting as a Group, acquires ownership of stock of the Company that, together with stock held by such Person or Group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the company; (ii) the date that either: (A) any one Person, or more than one Person acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) ownership of Company stock representing thirty-five percent (35%) or more of the total voting power, or (B) a majority of members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the directors in office prior to the date of the appointment or election; or (iii) the date that any one Person, or more than one Person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions.

2.5.                              “Committee” shall mean the compensation committee of the Board.

2.6.                              “Common Stock” or “Share” shall mean common stock of the Company.

2.7.                              “Company” shall mean ITC Holdings Corp., its successors and assigns.

2.8.                              “Deferral Election” shall mean the deferral agreement described in Section 4.3 of the Plan.

2.9.                              “Eligible Employee” shall mean an active Employee who holds outstanding Options.

2.10.                        “Employee” shall mean an executive, who is currently employed by the Company.

2.11.                        “Employer” shall mean the Company and each Subsidiary or Affiliate of the Company designated by the Company that employs one or more Eligible Employees who have become Participants in accordance with Article III.

2.12.                        “Exchange Act” shall mean The Securities Exchange Act of 1934, as amended, or any successor thereto.

2.13.                        “Fair Market Value Per Share” means (a) the last reported sale price of a Share as reported by the principal stock exchange on which the Common Stock is listed, or (b) if the Common Stock is not so listed, as determined in accordance with any applicable resolutions or regulations of the Board in effect at the relevant date.

2.14.                        “Group” shall mean “group” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act.

2.15                           “Option Plan” shall mean the Amended and Restated 2003 Stock Purchase and Option Plan of ITC Holdings and Its Subsidiaries, as from time to time amended.

2.15.                       “Options” shall mean those outstanding, unexercised options to purchase Common Stock granted to any Participant under the Option Plan.

2.16.                        “Participant” shall mean an Eligible Employee who is selected by the Committee to participate in the Plan.

2.17.                        “Permanent Disability” shall mean either: (i) that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, or (ii) the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

2.18.                        “Person” shall mean a person as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act.

2.19.                        “Plan” shall mean the ITC Holdings Corp Special Bonus Plan, as amended from time to time.

2.20.                        “Plan Year” shall mean, for the first Plan Year, the period beginning June 15, 2005 and ending December 31, 2005, and thereafter, the period beginning January 1 and ending December 31 of each calendar year.

2.21.                        “Record Date” shall mean any given record date established by the Board for purposes of calculating and paying dividends on the then outstanding shares of Common Stock.

2.22.                        “Special Bonus Account” shall mean the notional account established and maintained by the Company for each Participant, as described in Article IV of the Plan.  Special Bonus Accounts shall be maintained solely as bookkeeping entries to evidence unfunded obligations of the Company.

2.23.                        “Special Bonus Amount” shall mean a bookkeeping entry credited to a Participant’s Special Bonus Account representing a special bonus awarded by the Board to the Participant.

2.24.                        “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations, or group of commonly controlled corporations, other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

ARTICLE III

PARTICIPATION BY ELIGIBLE EMPLOYEES

3.1                                 Participation.  Participation in the Plan is limited to Eligible Employees. An Eligible Employee shall be selected to participate in the Plan as determined by the Committee in its sole discretion This Plan is intended to be limited to a select group of management or highly compensated employees of the Employers.  To the extent that the Committee determines that an employee no longer qualifies as part of such a group, the Committee can provide that such employee is ineligible for additional credits under the Plan.

3.2                                 Continuity of Participation.  A Participant who separates from service with all of the Employers shall immediately cease active participation under the Plan.  Unless otherwise determined by the Committee, however, the separation from service of a Participant with one Employer will not interrupt the continuity of the Participant’s active participation in the Plan if, concurrently with such separation or as part of a coordinated transfer from one Employer to another, the Participant is employed by one or more of the other Employers.

ARTICLE IV

SPECIAL BONUS AMOUNTS AND SPECIAL BONUS ACCOUNTS

4.1.                              Special Bonus Amounts.  For each Plan Year, the Committee, in its sole discretion, shall determine with respect to each Eligible Employee whether such Eligible Employee shall be entitled to a Special Bonus Amount for such Plan Year and, if so, in what amount.  In determining the amount of the Special Bonus Amount, the Board shall give consideration to dividends paid, or expected to be paid, on Common Stock during such Plan Year and to the number of Options issued and outstanding to each Eligible Employee during such Plan Year.  Neither such factors, nor the fact that an Eligible Employee has been granted a Special Bonus Amount with respect to prior Plan Years shall in any way restrict the Committee’s discretion with respect to Special Bonus Amounts.

4.2.                              Establishment of Special Bonus Accounts.  A Special Bonus Account will be established for each Participant, as determined by the Committee.  To the extent that an Eligible Employee is designated as entitled to receive a Special Bonus Amount for a Plan Year, the Eligible Employee’s Special Bonus Account shall be credited with such Special Bonus Amount from time to time, as provided in the award of the Special Bonus Amount.

4.3.                              Election of Investment Options.  Each Participant shall, by filing an election with the Company, in a format approved by the Company, elect the investment options in which each Special Bonus Amount is to be invested.  Investment options available under the Plan and the ability to change such investment elections shall be at the discretion of the Committee.  Participants shall bear the investment risk in their Special Bonus Account.

ARTICLE V

DISTRIBUTIONS

5.1.                              Timing of Distribution of Special Bonus Account.  Except as otherwise provided in a Deferral Election made pursuant to section 5.3, a Special Bonus Amount that was not vested in accordance with the provisions of Article VI below at the time credited to the Participant’s Special Bonus Account shall be distributed in a lump sum payment, as soon as administratively feasible, after the first to occur of the Participant’s death, Permanent Disability, Change in Control, or the fifth anniversary of the date on which each such Participant was first granted the Option.

To the extent a Special Bonus Amount was vested in accordance with the provisions of Article VI below at the time credited to the Participant’s Special Bonus Account, such Special Bonus Amount shall be distributed within fifteen days from the date the Committee credits the Special Bonus Account, unless the Participant makes a Deferral Election pursuant to Section 5.3.

5.2.                              Form of Distribution.  Distributions shall be made in a single, lump sum payment, except as provided in an election made in accordance with section 5.3.

5.3.                              Deferral Election.  With respect to Special Bonus Amounts, prior to the beginning of each Plan Year, a Participant is permitted to make an election with respect to the Special Bonus Amount, if any, to which the Eligible Employee is entitled for the next following Plan Year.  The following elections are permissible:

(a)           Deferral of Special Bonus Amount.  A Participant is permitted to elect to defer the vested portion of his Special Bonus Amount.

(b)          Timing of Distributions.  A Participant is permitted to elect that distributions begin on the first to occur of the Participant’s death, Permanent Disability, a Change of Control, or either (i) the Participant’s separation from service or (ii) a set date no earlier than the second anniversary of the date as of which the Special Bonus Amount is credited to the Participant’s Special Bonus Account.

(c)           Form of Distribution.  A Participant is permitted to elect that distributions to be made as elected pursuant to paragraph (b) of this section be payable in annual installments over a period not less than one year and not more than 15 years.

5.4.                              Mandatory Participation by Covered Employees.  The Committee is permitted to reject, in its sole discretion, any election with respect to timing of a distribution to the extent that such election can be expected to result in the payment of compensation that would not be deductible as a result of the application of Internal Revenue Code Section 162(m) and the regulations thereunder.

5.5.                              Beneficiary Designation.  Each Participant shall have a right to designate a beneficiary with respect to amounts payable under the Plan.  A Participant may from time to time change his designated Beneficiary without the consent of such Beneficiary by filing a new designation in writing with the Company or its designee.  If no Beneficiary designation is in effect at the time of the Participant’s death, or if the designated Beneficiary is missing or has predeceased the Participant, distribution shall be made to the Participant’s estate.

ARTICLE VI

VESTING

6.1                                 Vesting in Special Bonus Amounts.  Each Participant shall have a vested right in his Special Bonus Amount based on the vested percentage of all grants held by the Participant under the Option Plan at the time the Special Bonus Amount is credited.  For example, if a Participant is 40% vested in his outstanding Options when a Special Bonus Amount is credited, he will have a 40% vested interest in any Special Bonus Amount credited to his Special Bonus Account.  The portion of a Special Bonus Amount that is not fully vested when credited shall become vested on the fifth anniversary of the date on which each such Participant was first granted the Option.  Except as otherwise provided in this Article VI, a Participant who separates from service with the Employer prior to the fifth anniversary of the date on which such Participant was first granted the Option will forfeit any Special Bonus Amount that remains unvested.

6.2.                              Vesting on Death, Disability or Change in Control.  Each participant shall become 100% vested in his Special Bonus Account upon death, Permanent Disability, or the occurrence of a Change in Control.

ARTICLE VII

FUNDING AND PARTICIPANT’S INTEREST

The Plan shall be unfunded and the Company shall pay all distributions from its general assets; and a Participant (or the Participant’s Beneficiary) shall have the rights of a general, unsecured creditor against the Company for any distributions due hereunder.

ARTICLE VIII

ADMINISTRATION AND INTERPRETATION

8.1.                              Administration.  The Committee shall be responsible for administering the Plan. However, the Committee may delegate its duties and powers in whole or in part as it determines. The Committee has full discretionary authority to construe and interpret the terms and provisions of the Plan; to adopt, alter and repeal administrative rules, guidelines and practices governing the Plan; to perform all acts, including the delegation of its administrative responsibilities to advisors or other persons who may or may not be employees of the Employers; and to rely upon the information or opinions of legal counsel or experts selected to render advice with respect to the Plan, as it shall deem advisable, with respect to the administration of the Plan.

8.2.                              Interpretation.  The Committee may take any action, correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any election hereunder, in the manner and to the extent it shall deem necessary to carry the Plan into effect or to carry out the Company’s purposes in adopting the Plan.  Any decision, interpretation or other action made by the Committee arising out of or in connection with the Plan, shall be final, binding and conclusive on the Employers and all Participants and Beneficiaries and their respective heirs, executors, successors and assigns.  The Committee’s determinations hereunder need not be uniform, and may be made selectively among Eligible Employees, whether or not they are similarly situated.

ARTICLE IX

AMENDMENT AND TERMINATION

9.1.                              Amendment and Termination.  The Committee shall have the right, at any time, to amend or terminate the Plan, in whole or in part, provided that such amendment or termination shall not materially and adversely affect the accrued and vested rights of any Participant or Beneficiary under the Plan.  Notwithstanding the foregoing, the Committee shall have the right to amend the Plan in such manner as it deems necessary to preserve all applicable laws and/or favorable accounting treatment by the Company of the benefits provided under this Plan (including, without limitation, to make any amendment to this Plan that would be necessary in order to cause the Plan, in form and/or in operation, to be compliant with Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and to avoid any tax thereunder being imposed on any Participant).  The Company reserves the right, in its sole discretion, to discontinue the crediting of Special Bonus Amounts, or completely terminate the Plan at any time.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1.                       Right to Employment.  The adoption and maintenance of the Plan shall not be deemed to constitute a contract between an Employer and any Eligible Employee, or to be a consideration for, or an inducement or condition of, the employment of any individual.  Nothing herein contained, or any action hereunder, shall be deemed to give any Eligible Employee the right to be retained in the employ of an Employer or to interfere with the right of any Employer to terminate any Eligible Employee at any time.

10.2.                        Alienation or Assignment of Benefits.  Other than by will, the laws of descent and distribution, or by appointing a Beneficiary, a Participant’s rights and interest under the Plan shall not be assigned or transferred except as otherwise permitted by the Committee, and a Participant’s rights to benefit payments under the Plan shall not be subject to alienation, pledge or garnishment by or on behalf of creditors (including heirs, beneficiaries, or dependents) of the Participant or of a Beneficiary.  The Company may assign its rights and obligations under the Plan to a Person or entity, which is an Affiliate or a successor in interest to substantially all of the business operations of the Company.

10.3.                        Severability.  In the event that any provision of the Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of the Plan but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.

10.4.                        Right to Withhold.  To the extent required by applicable law in effect at the time a distribution is made from the Plan, the Company, any Employer or their respective agents shall have the right to withhold or deduct from any distributions or payments hereunder any taxes required to be withheld by federal, state or local governments prior to making any such distributions or payments.

10.5.                        Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Michigan, without giving effect to principles of conflicts of laws to the extent not pre-empted by federal law.

10.6.                        Effective Date. The effective date of the Plan is June 15, 2005.